As filed with the Securities and Exchange Commission on April 15, 2008

Registration No. 333-135109

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIRD ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Republic of the Marshall Islands	98-0454094
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Bird Acquisition Corp.

c/o Excel Maritime Carriers Ltd.

c/o 17th km National Road Athens-Lamia & Finikos Street

145-64 Nea Kifisia

Athens, Greece

 (Address of principal executive office)

Donald J. Puglisi
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Bird Acquisition Corp. c/o Excel Maritime Carriers Ltd. Attn: Gabriel Panayotides c/o 17th km National Road Athens-Lamia & Finikos Street 145-64 Nea Kifisia Athens, Greece (011) (30) (210) 620-9520	John M. Reiss, Esq. David M. Johansen, Esq. White & Case LLP 1155 Avenue of the Americas New York, NY 10036 (212) 819-8200

(Name, Address and Telephone Number, Including Area Code)

Approximate date of commencement of proposed sale to the public:  Not Applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (this “Amendment”), filed by Bird Acquisition Corp. (f/k/a Quintana Maritime Limited) (the “Company”), deregisters the Class A Warrants (the “Warrants”) and the shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”),  that had been registered under the Company’s Registration Statement on Form S-3, Registration No. 333-135109 (the “Registration Statement”) and that remain unsold as of the date of this Amendment.

On April 15, 2008, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 29, 2008, as amended, among Excel Maritime Carriers Ltd. (“Excel”), Bird Acquisition Corp. (“Merger Sub”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company being the surviving entity and becoming a wholly-owned subsidiary of Excel.  Pursuant to the terms of the Merger Agreement, the Company changed its name from Quintana Maritime Limited to Bird Acquisition Corp. at the effective time of the Merger.  As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements on file with the Securities and Exchange Commission, including the Registration Statement.  In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any Warrants and shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration the Warrants and the shares of its Common Stock under the Registration Statement which remained unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, the Republic of Greece, on April 15, 2008.

BIRD ACQUISITION CORP.

By:
/s/ Gabriel Panayotides
Gabriel Panayotides
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

/s/ Gabriel Panayotides	President (principal executive officer) and Director	April 15, 2008
Gabriel Panayotides

/s/ Ismini Panayotides	Secretary and Director	April 15, 2008
Ismini Panayotides

/s/ Eleftherios Papatrifon	Treasurer (principal financial and accounting officer)	April 15, 2008
Eleftherios Papatrifon	and Director

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of the Company, has signed this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 on April 15, 2008.

By:
/s/ Donald J. Puglisi
Donald J. Puglisi
Authorized Representative in the United States